Exhibit 99.1

Bull Run Corporation Announces Second Quarter Results

          ATLANTA, April 11 /PRNewswire-FirstCall/ -- Bull Run Corporation (OTC: BULL) today announced net income of $0.9 million for its six months ended February 28, 2005, compared to a net loss of $(2.8) million for the same six-month period of the prior fiscal year.  For the three months ended February 28, 2005, the Company’s net loss was $(0.7) million, compared to a net loss of $(1.7) million for the second quarter of the prior fiscal year.

          The improvements in the current year-to-date results over the prior year are primarily derived from the stronger performance from the Company’s historically-profitable Collegiate Marketing and Production Services business segment, and the Company’s decision to discontinue its Affinity Events business segment in August 2004.  In December 2004, the Company completed the sale of assets associated with the Hoop-It-Up 3-on-3 basketball tour and the 3v3 Soccer Shootout tour, the primary components of the Affinity Events segment.

          Total revenues from continuing operations, derived entirely by the Company’s operating subsidiary, Host Communications, Inc., were $18.0 million for the second quarter and $41.1 million for the six-month period ended February 28, 2005, representing a 10.3% increase for the second quarter and a 14.7% increase year-to-date over the comparable periods of the prior fiscal year.  The Company’s Collegiate business is seasonal, and the segment’s revenues and operating profits are anticipated to be higher in the first six months in comparison with the remaining six months of the year.  The Collegiate segment, which includes the Company’s Printing and Publishing operations, is expected to generate approximately 80-85% of the Company’s total annual revenues from continuing operations.

          “As we complete the first half of our fiscal year, we are very encouraged by the results to date,” said Robert S. Prather, Jr., the Company’s President and CEO.  “By remaining focused on Host’s historically-profitable Collegiate, Printing and Publishing and Association Management businesses, and by working to enhance our key business relationships in those areas, we are realizing some tangible results and enhancing the opportunities for growth.”

          Thomas J. Stultz, President and CEO of Host since August 2004, “As we near the completion of our Collegiate year, we are very encouraged about the results we’ve achieved thus far, but we understand that there is more to accomplish.  We are excited about working with our current collegiate properties and our managed associations to develop creative revenue-generating opportunities.  We will continue to seek contract extensions with many of our existing business partners and aggressively pursue new properties as they become available.  The ten-year extension of our multi-media marketing rights agreement with the University of Kentucky has helped solidify our position as a recognized leader in collegiate sports marketing.  Meanwhile, we are extremely proud of our capabilities and the steady performance of our association management teams.”

          Bull Run, through its wholly-owned operating company, Host Communications, Inc., provides comprehensive sales, marketing, multimedia, special event and convention/hospitality services to NCAA Division I universities and conferences and national/global associations.  Bull Run’s common stock is quoted on the Pink Sheets ( www.pinksheets.com ), a centralized quotation service for OTC securities, using the symbol “BULL”.  Additional company information and stock quotes are available on the Company’s corporate web site at www.bullruncorp.com .

          Forward-Looking Statements

          Certain statements in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

          Summarized financial results for each of the three months and six months ended February 28, 2005 and February 29, 2004 follow:

BULL RUN CORPORATION
Comparative Results of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended

	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004

Revenue from services rendered	$18,034	$16,343	$41,109	$35,838
Operating costs and expenses:
Direct operating costs for services rendered	13,020	10,645	28,796	23,603
Selling, general and administrative	4,283	4,451	8,626	8,859
Amortization of acquisition intangibles	180	314	359	627
	17,483	15,410	37,781	33,089
Operating income	551	933	3,328	2,749
Net change in value of derivative instrument	102	241	412	547
Debt issue cost amortization	(351)	(293)	(600)	(584)
Interest and other, net	(1,091)	(1,125)	(2,250)	(2,205)
Income (loss) from continuing operations	(789)	(244)	890	507
Discontinued operations	132	(1,446)	23	(3,319)
Net income (loss)	(657)	(1,690)	913	(2,812)
Preferred dividends	(503)	(558)	(1,032)	(1,090)
Net loss available to common stockholders	$(1,160)	$(2,248)	$(119)	$(3,902)
Earnings (loss) per share available to common stockholders, basic:
Continuing operations	$(0.20)	$(0.18)	$(0.02)	$(0.13)
Discontinued operations	0.02	(0.32)	0.00	(0.75)
	$(0.18)	$(0.50)	$(0.02)	$(0.88)
Earnings (loss) per share available to common stockholders, diluted:
Continuing operations	$(0.20)	$(0.18)	$(0.02)	$(0.13)
Discontinued operations	0.02	(0.32)	0.00	(0.75)
	$(0.18)	$(0.50)	$(0.02)	$(0.88)
Weighted average number of common shares outstanding:
Basic	6,529	4,500	6,121	4,420
Diluted	6,529	4,500	6,121	4,420

SOURCE  Bull Run Corporation
          -0-                                        04/11/2005
          /CONTACT:  Robert S. Prather, Jr., President & Chief Executive Officer,  +1-404-266-8333, or Frederick J. Erickson, VP-Finance & Chief Financial Officer, +1-859-226-4376, both of Bull Run Corporation; or Thomas J. Stultz, President & Chief Executive Officer of Host Communications, Inc., +1-859-226-4356/
          /Web site:  http://www.bullruncorp.com /